Exhibit 99.1

On January 21, 2016, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $608.7 million today announced operating results for the quarter and year ended December 31, 2015.  Results for 2015 were affected by the completion of the acquisition of The Ohio State Bank on November 14, 2014.

For the quarter ended December 31, 2015, the Corporation reported net income of $1,389,000, or $0.42 basic earnings per share.  This compares to fourth quarter 2014 net income of $1,047,000, or $0.32 basic earnings per share.  The increase in operating results for the fourth quarter of 2015 as compared to the same period in 2014 was primarily attributable to a $552,000 increase in interest income, a $514,000 decrease in non-interest expense, a decrease of $156,000 in interest expense and an increase in non-interest income of $68,000 offset by a $827,000 increase in the provision for loan losses, and the related income tax effects of these items.

Net income for the year ended December 31, 2015 totaled $5,917,000, or $1.77 basic earnings per share, compared to $4,311,000 or $1.27 basic earnings per share for the year ended December 31, 2014. Compared with the same period in 2014, net income increased $1,605,000, or 37.2%. The increase in net income for the year was primarily the result of a $3,807,000 increase in net interest income and an increase of $250,000 in non-interest income offset by an increase in non-interest expenses of $1,317,000, an increase in the provision for loan loss of $812,000 and the related income tax effects of these items. The majority of the increase in interest income for the quarter was due to the acquisition of the loan portfolio from The Ohio State Bank (“OSB”).  Non-interest expense increased due to occupancy and salary expense for the three branches acquired from OSB.

The Corporation recognized a $282,000 charge to the provision for loan losses for the fourth quarter of 2015 and a $382,000 charge to the provision for the year ended December 31, 2015, compared to a $545,000 negative provision for loan losses for the fourth quarter of 2014 and a $430,000 negative provision for the year ended December 31, 2014.  The allowance for loan losses as a percentage of total loans increased to 1.08% at December 31, 2015 compared to 1.06% at December 31, 2014.

For the quarter ended December 31, 2015, non-interest income was $1,314,000, compared to $1,246,000 for the fourth quarter of 2014, a $68,000 (5.5%) increase. For the year ended December 31, 2015, non-interest income was $4,637,000 compared to $4,387,000 for the same period of 2014, a $250,000 (5.7%) increase.  The increase in non-interest income for the year ended December 31, 2015 as compared to 2014 was primarily attributable to a $558,000 increase in other non-interest income offset by a $24,000 decrease in gain on sale of loans and a $284,000 decrease in gain on sale of securities.

For the quarter ended December 31, 2015, non-interest expenses were $4,435,000, compared to $4,949,000 for the fourth quarter of 2014, a $514,000 (10.4%) decrease.  For the year ended December 31, 2015, non-interest expenses totaled $17,692,000, compared to $16,375,000 for the comparable period of 2014, an increase of $1,317,000 (8.0%).  The increase in non-interest expenses for the quarter and year ended December 31, 2015 was primarily attributed to the increase in expenses for the three branches acquired from OSB.

Total assets amounted to $608.7 million at December 31, 2015, compared to $650.2 million at December 31, 2014, a decrease of $41.5 million.  The decrease in total assets was primarily the result of a decrease of $9.4 million (29.2%) in cash and cash equivalents, a decrease of $6.7 million (1.9%) in gross loans, a decrease in available-for-sale securities of $23.5 million (11.4%), a decrease of $.3 million (2.7%) in premises and equipment, a $.4 million (2.6%) increase in cash surrender value of life insurance, a

$137,000 (13.2%) decrease in other intangibles assets, a $1.1 million (17.4%) decrease in other assets,  a $498,000 (20.0%) decrease in certificates of deposit, and a $363,000 (67.7%) decrease in other real estate owned.  Deposits during this same period decreased $47.0 million, or 8.3%.

Shareholders’ equity increased from $67.8 million at December 31, 2014 to $71.6 million at December 31, 2015.  This increase was the result of net income of $5.9 million, dividends paid of $1.2 million, repurchase of 59,111 shares of $926,000, the issuance of 715 treasury shares under the Corporation’s Employee Stock Purchase Plan of $14,000, and a $15,000 decrease in unrealized securities gains, net of tax.  The decrease in unrealized securities gains during the year ended December 31, 2015, was the result of changes in current bond yields in the market.  Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Marion, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2014 Form 10-K.